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                                                                    EXHIBIT 21.1

                              Current Subsidiaries

1. Fitness Centers of America, Inc. d/b/a Fitness Systems, a California corporation

2.    Health Fitness Rehab, Inc., a Minnesota corporation

3.    Health Fitness Corporation of Canada, Inc., an Alberta corporation.